As filed with the Securities and Exchange Commission on May 8, 2006
                        Registration Number 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            PALOMAR ENTERPRISES, INC.
                 (Name of Small Business Issuer in its Charter)


            Nevada                           6500                    06-1588136
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification No.)


                               2585 Pio Pico Drive
                           Carlsbad, California 92008
                                 (760) 434-9300
          (Address and telephone number of principal executive offices)

                                Steve Bonenberger
                                    President
                               2585 Pio Pico Drive
                           Carlsbad, California 92008
                                 (760) 434-9300
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Louis A. Brilleman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
                                Proposed Maximum
Title of Each Class of          Amount To Be    Offering Price Per Share       Proposed Maximum       Amount of Registration
Securities to be Registered      Registered               (1)              Aggregate Offering Price             Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value         179,212,500             $0.05                   $  8,960,625               $ 958.79
$0.00001(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value          26,000,000             $0.05                   $  1,300,000               $ 139.10
$0.00001(3)
----------------------------------------------------------------------------------------------------------------------------
Total                           205,212,500                                     $ 10,260,625               $ 1,097.89
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of May 2, 2006 was $0.05 per share.
(2) Represents shares issuable upon conversion of secured convertible notes. In accordance with the terms of the callable secured convertible note, the number of shares included herein was determined assuming: (i) conversion of the entire $1,350,000 principal amount under the callable secured convertible note plus accrued interest at the annual rate of 6% until maturity, or three years from the date of issuance, and (ii) a conversion price of $0.02, representing 50% of the average of the lowest three trading prices for the common stock during the twenty trading day period ending one trading day prior to the closing date of the sale of the callable secured convertible notes. Pursuant to a registration rights agreement, the resulting number of shares was multiplied by 2.25.
(3) Represents shares issuable upon exercise of warrants.



The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                    Subject to Completion, Dated May 8, 2006

                            PALOMAR ENTERPRISES, INC.

                       205,212,500 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 205,212,500 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The total number of shares sold herewith consists of the following shares to be issued to the selling stockholders: (i) up to 179,212,500 shares issuable upon conversion of convertible notes, and (ii) 26,000,000 shares issuable upon the exercise of warrants. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the cash exercise, if any, of warrants to purchase 26,000,000 shares of common stock. All costs associated with this registration will be borne by us.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "PLMA.OB."

On May 2, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $0.05 per share.

Investing in these securities involves significant risks.

See "Risk Factors" beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________, 2006

                                TABLE OF CONTENTS


                                                                            Page

Prospectus Summary ........................................................    1
Risk Factors ..............................................................    3
Forward Looking Statements ................................................    8
Use of Proceeds ...........................................................    8
Management's Discussion and Analysis or Plan of Operation .................    9
Business ..................................................................   12
Legal Proceedings .........................................................   14
Description of Property ...................................................   14
Directors and Executive Officers ..........................................   15
Executive Compensation ....................................................   16
Security Ownership of Certain Beneficial Owners and Management ............   17
Market for Common Equity and Related Stockholder Matters ..................   18
Selling Stockholders ......................................................   19
Certain Relationships and Related Transactions ............................   20
Description of Securities .................................................   21
Plan of Distribution ......................................................   22
Legal Matters .............................................................   23
Experts ...................................................................   23
Where You Can Find More Information .......................................   24
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities ............................................   24
Index to Consolidated Financial Statements ................................  F-1


You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Palomar Enterprises, Inc. is referred to throughout this prospectus as "Palomar," "we" or "us."

General

We provide brokerage services in the real estate market. Our core business consists primarily of two areas:

o assisting clients with the sale and purchase of residential real estate, and o providing the mortgage loan origination to finance the property.

For the fiscal year ended December 31, 2005, we generated revenues of $531,230 and incurred a net loss of $2,102,046. As a result, our auditors in their report on our financials for the fiscal year ended December 31, 2004, have expressed substantial doubt about our ability to continue as a going concern.

Recent Developments

On March 23, 2006, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $1,350,000 in secured convertible notes (the "Notes") and seven-year warrants (the "Warrants") to purchase 26,000,000 shares of our common stock at $0.13 per share. We received the first installment of $500,000 and issued warrants to purchase an aggregate of 26,000,000 shares of our common stock on March 23, 2006. Additional funds in the amount of $400,000 will be advanced within five days of the registration statement of which this prospectus forms a part. The balance of $450,000 will be advanced upon effectiveness of the registration statement. The Notes bear interest at 6%, mature three years from the date of issuance, and are convertible into shares of our common stock at any time, at the investors' option, at 50% of the average of the three lowest intraday trading prices for the Common Stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. Conversions of the Notes are limited to the greater of (1) $60,000 per calendar month; or (2) the average daily dollar volume calculated during the ten (10) business days prior to a conversion, per conversion. We have the right to prepay the Notes under certain circumstances at a premium ranging from 20% to 40% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets.

We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the Notes and exercise of the Warrants. The number of shares included in the registration statement was based on a stock price of $0.02, representing 50% of the average of the three lowest intraday trading prices for the Common Stock during the 20 trading days ending the day before March 23, 2006. If, as a result of the declining price of our common stock, we will be required to register additional shares, we will do so in a separate registration statement.

The investors may exercise the Warrants on a cashless basis if the shares underlying the Warrants are not then registered. In the event of a cashless exercise, we will not receive any proceeds. The investors have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Our principal executive office is located at 1802 N. Carson Street, Suite 212-3018, Carson City, Nevada 89701. Our telephone number is (775) 887-0670.

This Offering

Shares offered by Selling
Stockholders......................  Up to 205,212,500 shares, consisting of
                                    179,212,500 shares issuable upon the
                                    conversion of secured convertible notes and up to 26,000,000 shares issuable upon the exercise of warrants

Common Stock to be outstanding
after the offering................  232,431,958*

Use of Proceeds...................  We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description.

Risk Factors......................  The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

OTC Bulletin Board
Trading Symbol....................  PLMA.OB



* Based on 27,219,458 shares that were issued and outstanding number as of April 12, 2006, and assuming issuance of all shares registered herewith, the number of shares offered herewith represents approximately 88% of the total issued and outstanding shares of common stock.

                                  RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have incurred significant losses to date and expect to continue to incur losses.

During the fiscal year ended December 31, 2005 we incurred net losses of approximately $2,102,046. We expect to continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

Our auditors have issued a going concern opinion, which may make it more difficult for us to raise capital.

Our auditors have included a going concern opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not generated sufficient cash flows to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in us.

If we are unable to obtain additional funding, we may have to reduce our business operations.

Although we have entered into securities purchase agreements providing for a financing of $1,350,000 of which, to date, we have received $500,000, we will likely be required to raise additional funds. At or around the time of filing hereof and upon effectiveness of the registration statement of which this prospectus forms a part, we expect to receive another $400,000 and $450,000 in debt financing, respectively. We anticipate, that the funds already received and to be received under these purchase agreements will be sufficient to satisfy our operations for the next 12 months. Nevertheless, if our marketing campaign is not successful in promoting sales of our services, we will be required to seek additional financing. We will also require additional financing to expand into other markets and further develop our products and services. We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to expand our business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

An increase in interest rates could result in a reduction in our loan brokerage volumes, an increase in first payment defaults on loans we brokered, and a reduction in the revenue per loan brokered.

The following are some of the risks we face related to an increase in interest rates:

o A substantial and sustained increase in interest rates could harm our ability to originate loans because refinancing an existing loan would be less attractive and qualifying for a purchase loan may be more difficult;
o If prevailing interest rates increase after we receive a commitment to fund a loan, the value that we receive upon brokering of the loan decreases; and
o An increase in the prevailing interest rates may lead to a slowdown in the number of real properties purchased, which will adversely impact our real estate brokerage business.

Our business may be significantly harmed by a slowdown in the economy of Southern California, where we conduct a significant amount of business.

Most of the mortgage loans we have brokered have been secured by property in the state of California. A decline in the economy or the residential real estate market in California could restrict our ability to broker loans, and significantly harm our business, financial condition, liquidity and results of operations.

Defective loans may harm our business.
In connection with the origination of loans, we are required to make a variety of customary representations and warranties regarding the loans we originate, primarily related to fraud on the application and first payment defaults. These representations and warranties relate to, among other things, compliance with laws; regulations and underwriting standards; the accuracy of information in the loan documents and loan file; and the characteristics and enforceability of the loan.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by third parties including the information contained in the loan application regarding employment and income history, property appraisal and title information. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our own employees, we often bear the risk of loss associated with the misrepresentation. Even though we may have rights against persons and entities who made or knew about the misrepresentation, such persons and entities are often difficult to locate and it is often difficult to collect any monetary losses that we have suffered from them.

Although we have controls and processes in place that are designed to identify misrepresented information in our loan origination operations, we cannot assure you that we have detected or will detect all misrepresented information in our loan originations. If we experience a significant number of such fraudulent or negligent acts, our business, financial condition, liquidity and results of operations could be significantly harmed.

Our limited operating history and recent change in marketing strategy make it difficult to evaluate our prospects.

We have a limited operating history on which to evaluate our business and prospects. We believe that the factors that influence this variability of quarterly results include the level of consumer acceptance of our services, general economic and industry conditions that affect consumer spending, the timing of placement or cancellation of customer orders and the timing of expenditures in anticipation of increased sales and actions of competitors. Accordingly, a comparison of our results of operations from period to period is not necessarily meaningful, and our results of operations for any period are not necessarily indicative of future performance.

There can be no assurance that our growth strategy, which includes acquisitions, will be successful. We intend to continue to grow through internal expansion and by making selective acquisitions of small- to medium-sized mortgage brokers and real estate agencies. We cannot predict whether we will be successful in pursuing these acquisitions or whether these acquisitions will provide us with positive operating results. Consummation of each acquisition is subject to various conditions, such as securing the approval of state licensing bodies. Acquisitions may involve a number of specific risks including adverse short-term effects on our results of operations, dilution from issuances of our common stock and strain on our financial and administrative infrastructure.

Our acquisition strategy involves numerous other risks, including risks associated with: o Identifying acquisition candidates and negotiating definitive purchase agreements on satisfactory terms; o Conducting adequate due diligence;
o Integrating operations, personnel and management information systems; o Managing a growing and geographically diverse group of employees; o Diverting management's attention from other business concerns; and o Competition for attractive acquisition candidates from other prospective acquirors. We cannot be certain that we will be able to successfully integrate our acquisitions or manage the resulting business effectively, or that any acquisition will achieve the benefits that we anticipate. In addition, we are not certain that we will be able to acquire companies at attractive valuations. Depending upon the nature, size and timing of potential future acquisitions, we may be required to raise additional financing in order to consummate additional acquisitions. We cannot assure you that our existing or future financing agreements will permit the necessary additional financing or that additional financing will be available to us or, if available, that financing would be on terms acceptable to our management.

Loss of Steven Bonenberger, our Chief Executive Officer, or Brent Fouch, our Chief Financial Officer, could impair our ability to operate.

If we lose our key employees, Steven Bonenberger or Brent Fouch, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, in particular, Steven Bonenberger, our President and Chief Executive Officer, or Brent Fouch, our Chief Financial Officer, who are critical to the development of our business. We do not currently have an employment agreement with either of these individuals. The loss of their services could have a material adverse effect on our operations. If we were to lose these individuals, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We do not have key man life insurance in place for any person working for us.

We face intense competition that could adversely impact our market share and our revenue.
We face intense competition from other mortgage companies and real estate agencies, internet-based lending companies where entry barriers are relatively low, and from traditional bank and thrift lenders to the mortgage industry. As we seek to expand our business further, we will face a significant number of additional competitors, many of whom will be well-established in the markets we seek to penetrate. Some of our competitors are much larger, have better name recognition, and have far greater financial and other resources than us.

The government-sponsored entities Fannie Mae and Freddie Mac are also expanding their participation in the mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, such experience could adversely affect the overall investor perception of the mortgage industry.

The intense competition in the mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the internet, we may be required to make significant changes to our current retail operations and information systems to compete effectively. Our inability to continue enhancing our current capabilities, or to adapt to other technological changes in the industry, could significantly harm our business, financial condition, liquidity and results of operations.

Competition in the industry can take many forms, including interest rates and costs of a loan, less stringent underwriting standards, convenience in obtaining a loan, customer service, amount and term of a loan and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price competition in the mortgage industry. Price competition could cause us to lower the interest rates that we offer borrowers, which could lower the value of our loans. If our competitors adopt less stringent underwriting standards we will be pressured to do so as well, which would result in greater loan risk without compensating pricing. If we do not relax underwriting standards in response to our competitors, we may lose market share. Any increase in these pricing and underwriting pressures could reduce the volume of our loan originations and sales and significantly harm our business, financial condition, liquidity and results of operations.

We are authorized to issue "blank check" preferred stock which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 30,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for Palomar and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 25,000,000,000 shares of common stock, of which as of April 12, 2006, 27,219,458 shares are issued and outstanding. In connection with the financing arrangement that we entered into in March 2006, we also have outstanding callable secured convertible notes or an obligation to issue callable secured convertible notes that may be converted into an estimated 180,000,000 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 26,000,000 shares of common stock. Assuming conversion and exercise of these instruments, we will be left with more than 24,500,000,000 authorized shares that remain unissued. These shares may be issued by our Board of Directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

Shares of Series A Preferred Stock held by our management are convertible into large numbers of common stock, which will adversely affect the rights of holders of common stock.

Our management holds 9,000,000 shares of Series A Preferred Stock that are convertible into shares of our common stock at any time at a ratio of 1,000 shares of common stock for each share of Preferred Stock. In addition, these shares have a right to vote on all matters submitted to a shareholders vote on an as converted basis. As a result, our management beneficially owns approximately 99.9% of our common stock. The voting and conversion rights of the Series A Preferred Stock will likely have the effect of entrenching our current management by discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for Palomar and thereby prevent stockholders from receiving the maximum value for their shares.

Risks Relating to Our Current Financing Arrangement:

There are a large number of shares underlying our convertible notes and warrants that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock and cause dilution to our existing stockholders.

As of April 12, 2006, we had 27,219,458 shares of common stock issued and outstanding. In connection with the financing arrangement that we entered into in March 2006, we also have outstanding callable secured convertible notes or an obligation to issue callable secured convertible notes that may be converted into an estimated 180,000,000 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 26,000,000 shares of common stock. In addition, the number of shares of common stock
                                        5
issuable upon conversion of the outstanding callable secured convertible notes may increase if the market price of our stock declines. Upon effectiveness of the registration statement of which this prospectus forms a part, all of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The variable price feature of our convertible notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon conversion of the notes will increase if the market price of our stock decreases. The following is an example of the amount of shares of our common stock issuable upon conversion of the entire $1,350,000 principal amount in convertible notes, plus accrued interest at 6% per annum over three years, based on market prices assumed to be 25%, 50% and 75% below the closing bid price on April 26, 2006 of $0.04:


---------------------------------------------------------------------------------------------------
% BELOW MARKET        PRICE PER SHARE      WITH 50% DISCOUNT      NUMBER OF SHARES      PERCENTAGE*
---------------------------------------------------------------------------------------------------
25%                   $ 0.03               $ 0.015                 106,200,000            78.6%
---------------------------------------------------------------------------------------------------
50%                   $ 0.02               $ 0.010                 159,300,000            85.4%
---------------------------------------------------------------------------------------------------
75%                   $ 0.01               $ 0.005                 318,600,000            92.3%
---------------------------------------------------------------------------------------------------

--------------
* Based upon 27,219,458 shares of common stock outstanding as of April 12, 2006. The convertible notes contain provisions that limit the stockownership of the holders of those notes to 4.99%. Nevertheless, the percentages set forth in the table reflect the percentage of shares that may be issued to the holders in the aggregate.

As illustrated, the number of shares of common stock issuable in connection with the conversion of the convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The large number of shares issuable upon conversion of the convertible notes may result in a change of control.

As there is no limit on the number of shares that may be issued under the convertible notes, these issuances may result in the purchasers of the notes controlling us. It may be able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which our shareholder, may view favorably.

The lower the stock price, the greater the number of shares issuable under the convertible notes.

The number of shares issuable upon conversion of the convertible notes is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our stockholders to greater dilution and a reduction of the value of their investment.

The issuance of our stock upon conversion of the convertible notes could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The convertible notes have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares issued upon conversion and placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock. The opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the convertible notes will increase, which will materially dilute existing stockholders' equity and voting rights.

If we are required for any reason to repay our outstanding secured convertible notes, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the secured convertible notes, if required, could result in legal action against us, which could require the sale of substantial assets.

In March 2006, we entered into a Securities Purchase Agreement for the sale of an aggregate of $1,350,000 principal amount of secured convertible notes. The secured convertible notes are due and payable, with 6% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, or our failure to timely file a registration statement or have such registration statement declared effective, could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

The following risks relate principally to our common stock and its market value:

There is a limited market for our common stock which may make it more difficult for you to dispose of your stock.

Our common stock has been quoted on the OTC Bulletin Board under the symbol "PLMA.OB." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

o technological innovations or new products and services by us or our competitors;
o additions or departures of key personnel;
o sales of our common stock
o our ability to integrate operations, technology, products and services;
o our ability to execute our business plan;
o operating results below expectations;
o loss of any strategic relationship;
o industry developments;
o economic and other external factors; and
o period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock is deemed to be penny stock with a limited trading market.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

                           FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the cash exercise, if any, of the warrants owned by the selling stockholders.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

CRITICAL ACCOUNTING POLICIES

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements, we believe the following critical accounting policy involve the most complex, difficult and subjective estimates and judgments.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148 -Accounting for Stock-Based Compensation - Transition and Disclosure. This statement amends SFAS No. 123 - Accounting for Stock-Based Compensation, providing alternative methods of voluntarily transitioning to the fair market value based method of accounting for stock based employee compensation. SFAS 148 also requires disclosure of the method used to account for stock-based employee compensation and the effect of the method in both the annual and interim financial statements. The provisions of this statement related to transition methods are effective for fiscal years ending after December 15, 2002, while provisions related to disclosure requirements are effective in financial reports for interim periods beginning after December 31, 2002.

We elected to continue to account for stock-based compensation plans using the intrinsic value-based method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under the provisions of APB No. 25, compensation expense is measured at the grant date for the difference between the fair value of the stock and the exercise price.

Recent Accounting Pronouncements

We adopted SFAS No. 142. Under the new rules, we will no longer amortize goodwill and other intangible assets with indefinite lives, but such assets will be subject to periodic testing for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs to be included in results from operations may be necessary. SFAS No. 142 also requires us to complete a transitional goodwill impairment test six months from the date of adoption.

Any goodwill impairment loss recognized as a result of the transitional goodwill impairment test will be recorded as a cumulative effect of a change in accounting principle no later than the end of fiscal year 2002. The adoption of SFAS No. 142 had no material impact on our consolidated financial statements. SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long- lived assets. SFAS No. 143 is effective in fiscal years beginning after June 15, 2002, with early adoption permitted. We expect that the provisions of SFAS No. 143 will not have a material impact on our consolidated results of operations and financial position upon adoption. We plan to adopt SFAS No. 143 effective January 1, 2003.

SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 superseded Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." We adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 had no material impact on our consolidated financial statements.

In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. We do not expect the adoption to have a material impact to our financial position or results of operations.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. We do not expect the adoption to have a material impact to our financial position or results of operations.

In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. The adoption of this statement did not have a material impact to our financial position or results of operations as we have not engaged in either of these activities.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on our financial position or results of operations as we have not elected to change to the fair value based method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. We do not expect the adoption to have a material impact to our financial position or results of operations.

In April 2003, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The provisions of SFAS 149 are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on our results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on our results of operations or financial position.

RESULTS OF OPERATIONS

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenue for the 12 months ended December 31, 2005 was 531,230 compared to $736,842 for the 12 months ended December 31, 2004, a decrease of $205,612 or approximately 28 percent. Revenue decreased as a result of the changes in direction of the company to exclusively a real estate enterprise. We expect to generate additional revenues during the coming 12 months due to increased marketing and real estate personnel.

Cost of revenue was $399,199 for the year ended December 31, 2005, compared to 649,021 cost of revenue for the year ended December 31, 2003. Costs as a percentage of sales was 75% in 2005 compared to 88% in 2004.

General and administrative expenses ("G&A") were $1,063,825 for the 12 months ended December 31, 2005, compared to $336,043 for the 12 months ended December 31, 2004, an increase of $727,782 or approximately 131 percent. The increase in G&A is due primarily to increase in employees salaries as the company expanded its personnel in 2005.

Consulting, Legal and Professional was 569,771 compared to 3,828,979 or a decrease of 3,259,208. The cause of the decrease was less stock issuances for services.

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

LIQUIDITY AND CAPITAL RESOURCES

Based upon our recurring losses from operations as of December 31, 2005, our current rate of cash consumption and the uncertainty of liquidity related initiatives described below, there is substantial doubt as to our ability to continue as a going concern. Therefore, we will in all likelihood, have to rely on external financing for some or all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for us to secure both debt and equity financing while expanding our operations.

During the 12 months ended December 31, 2005, we generated cash from financing activities of $1,625,009 and investing activities of $474,563. We used cash in operating activities of $1,121,962 resulting in an increase in our cash balance from December 31, 2004 of $15,857. Cash and cash equivalents at December 31, 2005 were $144,361.

At December 31, 2005 our current liabilities exceeded our current assets by $368,596, which results in a capital deficiency.

On March 23, 2006, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $1,350,000 in secured convertible notes (the "Notes") and seven-year warrants (the "Warrants") to purchase 26,000,000 shares of our common stock at $0.13 per share. We received the first installment of $500,000 and issued warrants to purchase an aggregate of 26,000,000 shares of our common stock on March 23, 2006. Additional funds in the amount of $400,000 will be advanced within five days of the registration statement of which this prospectus forms a part. The balance of $450,000 will be advanced upon effectiveness of the registration statement. The Notes bear interest at 6%, mature three years from the date of issuance, and are convertible into shares of our common stock at any time, at the investors' option, at 50% of the average of the three lowest intraday trading prices for the Common Stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. We have the right to prepay the Notes under certain circumstances at a premium ranging from 20% to 40% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets.

We believe that our current cash on hand plus the proceeds from the sale of the Notes will be sufficient to sustain us through the next 12 months. Of this amount, we will not be able to sell the $450,000 of secured convertible notes until such time as this registration statement is declared effective by the Securities Exchange Commission. In the event that our registration statement is not declared effective, we may have to curtail our operations. This will have a negative impact on our business and may adversely impact our ability to raise additional funds.

Our audited consolidated financial statements have been prepared on a basis that contemplates our continuation as a going concern and the realization of assets and liquidation of liabilities in the ordinary course of business. Our audited financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

                                    BUSINESS

Overview

We provide brokerage services in the real estate market. Our core business consists primarily of two areas:

      o assisting clients with the sale and purchase of residential real estate, and
      o     providing the mortgage loan origination to finance the property.

In addition, we locate undervalued properties to purchase and re-sell at higher prices. Some of these properties require cosmetic improvement, while others may be turned around for immediate re-sale. These properties are often identified by our agents in the field, which are evaluated to determine the potential profitability.

Company History

We were incorporated on March 10, 1999 under the laws of the State of Nevada for the purpose of developing an aircraft service company for private aircraft owners that would offer on-site preventative maintenance and repair services. There were no material operating activities under this plan, and it was abandoned in 2001.

In October 2001, we launched a debt acquisition business whereby it would acquire non-performing debt from financial institutions and use the services of various debtor location services to attempt collection of these purchased amounts. There were no revenues recorded from this line of business, and it is no longer being pursued.

In February 2003, we entered the nutraceutical market. No material revenues were generated from this line of business and it was abandoned. On July 11, 2003, our management was changed and we focused our efforts on the financial services sector.

On May 1, 2004, we entered into a joint venture agreement with Prize Pizza LLC (Prize). Under the terms of the agreement, we issued 25,000,000 shares of common stock in exchange for a sixty percent interest in Prize. The transaction was valued at $200,000, based on the stock's market value on the date of acquisition. Because we held a controlling interest in Prize, the financial statements presented as of June 30, 2004 were consolidated. Effective as of August 20, 2004, we abandoned all operations of Prize.

Mortgage Origination

Our mortgage lending services is focused on residential properties, primarily located near the coast in San Diego, California. These properties generally demand a higher purchase price, which yields higher commissions. These coastal properties are also in greater demand than inland properties and provide more turn-around and activity than less attractive markets. During the year ended December 31, 2005, the average home in this market sold for approximately $600,000.

We focus primarily on offering mortgage products to borrowers who generally satisfy the credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac (referred to as conforming loans).

Our mortgage loan origination business is comprised of two mortgage officers. We broker the loans we originate to third party lenders. In 2005, we placed 90% of the mortgages we brokered with three particular lenders to receive the highest level of execution. In 2005, approximately 70% of the loans that we originated related to the purchase of residential property and approximately 30% were refinances of existing mortgages. All of the loans we originated were secured by owner-occupied properties.

We broker a broad range of mortgage products that include both fixed-rate loans and adjustable-rate loans, or ARMs. In addition, these products are available at different interest rates and with different origination and application points and fees depending on the particular borrower's risk classification. Borrowers may choose to increase or decrease their interest rate through the payment of different levels of origination fees. The maximum loan amount is generally $800,000 with a loan-to-value ratio of up to 80%. We do, however, broker larger loans with higher loan-to-value ratios through special jumbo programs offered by lenders. During 2005, the average loan amount was approximately $450,000.

We have established relationships with several lending institutions and banks to provide the financing for home loan originations. These institutions require us to go through an application process in order to be approved to offer their loan products. The application process includes background checks on us and our officers, as well as an examination of our financial statements. Once approved, we may offer the loans provided by these institutions. We receive a commission paid by the client for the origination of the loan, which typically ranges from

1% to 3% of the loan value. The banks and institutions that Palomar has been approved to work with are: World Savings Bank, Flagstar Bank, Countrywide Home Loans, Commonwealth, Provident Funding and Downey savings. None of these relationships are essential to our operations as mortgage loans are a commodity. We believe that in the event of the termination of the arrangement with any of these financial institutions, it would be relatively easy to establish relationship with other institutions.

Real Estate Brokerage

We currently have six independent real estate agents who work out of offices in Carlsbad, California. The majority of business is conducted in Southern California, with an emphasis on coastal properties. Revenue is derived by commissions earned from the sale or purchase of residential properties, as well as from commissions earned from the origination of mortgage loans. These commissions range from 1.5% to 6%, depending upon the services provided to the client. We offer a discounted commission program of 1.5% to clients, which allows us to compete with the larger, more established real estate firms.

We encourage our real estate clients to utilize our in-house lending services for their home loan. This allows us to generate commissions from the purchase of the property as well as the loan provided to the client.

In order to attract new business, we invest our resources into several marketing programs. We send direct mail on behalf of every agent to a pre-determined sector referred to as "farms". These mail pieces are post card size and provide specific information relating to the agent's name, contact number and services offered. The agents pick their farm area to prevent overlap from other agents in the office. We send a minimum of 1,000 cards per agent per month. In addition to direct mail, we take out display ads in the two largest newspapers in San Diego, The Tribune and The North County Times. These ads list the properties currently in inventory for sale by our agents, as well as information regarding mortgage loan rates made available by us. Potential clients may call the specific agent listing the property or offering mortgage loan services to receive additional information. Though we have employed other forms of advertising such as the Yellow Pages, on-line publications and print media, most of the new business generated comes from the mailers and newspaper ads.

Competition

We continue to face intense competition in both the real estate and the mortgage loan originating business. Our competitors include other real estate agencies, mortgage brokering companies, mortgage banking companies, consumer finance companies, commercial banks, credit unions, thrift institutions, credit card issuers and insurance finance companies. Federally chartered banks and thrifts can preempt some of the state and local lending laws to which we are subject, thereby giving them a competitive advantage. In addition, many of these competitors have considerably greater technical and marketing resources than we have. Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. Additional competition may lower the rates we can charge borrowers, thereby potentially lowering gain on future loan sales.

Regulation

Our business is regulated by federal, state, and local government authorities and is subject to extensive federal, state and local laws, rules and regulations. We are also subject to judicial and administrative decisions that impose requirements and restrictions on our business. At the federal level, these laws and regulations include the: Equal Credit Opportunity Act; Federal Truth and Lending Act and Regulation Z; Home Ownership and Equity Protection Act; Real Estate Settlement Procedures Act; Fair Credit Reporting Act; Fair Debt Collection Practices Act; Home Mortgage Disclosure Act; Fair Housing Act; Telephone Consumer Protection Act; Gramm-Leach-Bliley Act; Fair and Accurate Credit Transactions Act; CAN-SPAM Act; Sarbanes-Oxley Act; and USA PATRIOT Act.

These laws, rules and regulations, among other things: impose licensing obligations on us; limit the interest rates, finance charges, and other fees that we may charge; prohibit discrimination; mandate disclosures and notices to consumers; regulate our marketing techniques and practices; require us to safeguard non-public information about our customers; require us to prevent money-laundering or doing business with suspected terrorists; and impose corporate governance, internal control and financial reporting obligations and standards.

Our failure to comply with these laws can lead to: civil and criminal liability; loss of approved status; demands for indemnification or loan repurchases from buyers of our loans; class action lawsuits; and administrative enforcement actions.

Compliance, Quality Control and Quality Assurance

We regularly monitor the laws, rules and regulations that apply to our business and analyze any changes to them. We also maintain policies and procedures to help our origination personnel comply with these laws.

Our training programs are designed to teach our personnel about the significant laws, rules and regulations that affect their job responsibilities. We also maintain a variety of pre-funding quality control procedures designed to detect compliance errors prior to brokering a loan.

Compliance, Quality Control and Quality Assurance

We regularly monitor the laws, rules and regulations that apply to our business and analyze any changes to them. We also maintain policies and procedures to help our origination personnel comply with these laws.

Our training programs are designed to teach our personnel about the significant laws, rules and regulations that affect their job responsibilities. We also maintain a variety of pre-funding quality control procedures designed to detect compliance errors prior to brokering a loan.

Licensing

As of December 31, 2005, we were licensed to originate mortgages in the state of California. All of our real estate agents have the requisite real estate licenses.

Employees

As of April 27, 2006, we have four employees.

Legal Proceedings

We are not currently involved in any legal proceeding.

Description of Property

We lease office space at 1802 N. Carson Street, Suite 212, Carson City, Nevada, 89701. Our Carson Street lease costs $100 per month and is scheduled to expire on December 31, 2006. Our management team occupies office space at 120 Birmingham, Suite 120-C, Cardiff, California 92007. The Birmingham lease costs $900 per month and is scheduled to expire on December 31, 2006.

We also own an office located at 2585 Pio Pico Dr., Carlsbad, California. This two-story office building was purchased for $1,400,000 and has roughly 3,700 square feet of space. The top floor is leased to a tenant under a 5-year contract, with 2 years remaining. We make monthly mortgage payments of $6,852, of which the tenant pays $2,685 per month plus half of the utilities.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Our directors and executive officers are:

   NAME               AGE   POSITION(S                    POSITION(S)
                                                          HELD SINCE
   ------------------------------------------------------------------
   Brent Fouch         37  Secretary, director and
                           chief financial officer            2003

   Steve Bonenberger   50  President, director and
                           chief executive officer            2003


Steve Bonenberger: During the past five years, Mr. Bonenberger was the managing director of B.M.M., LLC, a corporate consulting firm. Going forward, he intends to devote a significant portion of his time to the furtherance of our operations.

Brent Fouch: Over the past four years, Mr. Fouch has been a corporate consultant. Mr. Fouch intends to serve as our chief operating officer, director and treasurer full-time. In the period encompassing from January 2000 to present, Mr. Brent Fouch has served as our chief operating officer, as the president of Action Stocks, Inc., a corporate media company, and was president of Micro Capital Corporation, where he performed business consulting services.

Both executive officers are officers and directors of the Blackhawk Fund, of which Palomar is a principal shareholder.

Employment Agreements

We do not currently have employment agreements with any of our employees.


Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote:

      o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submits to, the SEC and in other public communications made by us;

      o     Compliance with applicable governmental laws, rules and regulations;

      o The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

      o     Accountability for adherence to the code.

A copy of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions was filed as an exhibit to our Annual report for the fiscal year ended December 31, 2005. We have posted a copy of the code of ethics on our website at www.palomarenterprises.com.

We will provide to any person without charge, upon request, a copy of our code of ethics. Any such request should be directed to our corporate secretary at 1802 N. Carson Street, No. 212-2705 Carson City, Nevada 89701.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all forms so filed.

Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that during the year ended December 31, 2005, our executive officers, directors and greater than 10 percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

The following table summarizes compensation information for the last fiscal year for (i) our Chief Executive Officer and (ii) each of our executive officers other than the Chief Executive Officer who were serving as executive officers of our Company at the end of the fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

         -----------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
         -----------------------------------------------------------------
                                 Annual Compensation     Long-Term Comp.
                                                 Other  Awards    Payouts
         Name and                                Annual
         Position(s)         Year  Salary  Bonus  Comp.
         -----------------------------------------------------------------
         Steven Bonenberger  2005  257,200(1)  0     0         0        0

         Brent Fouch         2005  259,900(1)  0     0         0        0
         -----------------------------------------------------------------

      (1) Includes $60,000 and $55,000 paid by The Blackhawk Fund, our subsidiary and a publicly traded company, to Messrs. Bonenberger and Fouch, respectively. Also includes amounts paid to consulting companies owned by Messrs. Bonenberger and Fouch.


                        OPTION GRANTS IN LAST FISCAL YEAR

No options were granted during the fiscal year ended December 31, 2005.


Director Compensation

None of our directors received any compensation for serving in such capacity during fiscal 2005.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information regarding our existing equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

The following table provides information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance, aggregated as follows:

All compensation plans previously approved by security holders; and

All compensation plans not previously approved by security holders.

                                    Number of      Weighted       Number of
                                    Securities     Average       Securities
                                   to be Issued    Exercise     Available for
                                   Upon Exercise   Price of    Future Issuance
                                  of Outstanding  Outstanding    Under Equity
                                     Options,      Options,      Compensation
                                   Warrants and   Warrants and      Plans
                                     Rights          Rights       (Excluding
                                                                 securities
                                                                reflected in
                                                                 column (a))
     Plan Category                     (a)            (b)            (c)
     ------------------------------------------------------------------------
     Equity compensation plans
     approved by security holders    3,145,000,000     .001    2,819,740,000

     Equity compensation plans not
     approved by security holders           -0-         N/A        N/A

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 2, 2006 regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address for each of these stockholders is c/o Palomar Enterprises, Inc., 1802 N. Carson Street, No.212-2705 Carson City, Nevada 89701. Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to the shares of our common and preferred stock which he beneficially owns.

For purposes of this table, a person is deemed to be a beneficial owner of the securities if that person has the right to acquire such securities within 60 days of May 2, 2006 upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 27,219,458 shares outstanding on April 12, 2006.

      Name and Address                   Shares of Common Stock
      of Beneficial                      Beneficially Owned (2)
         Owner (1)                       Number                       Percent
      ---------------------            ------------                   --------
      Steve Bonenberger                 4,500,000,000 (3)              99.9%
      Brent Fouch                       4,500,000,000 (3)              99.9%
      Laguana Partners                  2,300,000,000 (4)              99.9
      =============================================================
      All directors and officers
      as a group (two persons)          9,000,000,000 (3)              99.8%
      =============================================================

(1) Consists of shares of common stock issuable upon conversion of Series A preferred stock. (2) Consist of shares of common stock issuable upon conversion of Series B Preferred Stock

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is noted on the OTC Bulletin Board under the symbol "PLMA.OB." Our shares of Series B Preferred Stock are traded on the Berlin Stock Exchange.

The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

                     CALENDAR YEAR 2004      HIGH     LOW
                        First Quarter         .04       .01
                        Second Quarter        .01       .01
                        Third Quarter         .01       .01
                        Fourth Quarter       .011       .01
                     CALENDAR YEAR 2005      HIGH     LOW
                        First Quarter        0.055   0.0001
                        Second Quarter      .0.0001  0.0002
                        Third Quarter       .0.07      0.15
                        Fourth Quarter      .0.04      0.08

Number of Stockholders

As of April 26, 2006, there were approximately 200 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.


                                      Number of Shares
                                      Issuable Assuming      Percent                          Shares Beneficially Owned
                                     Full Conversion of     Ownership                              After Offering
Selling Stockholder                    Notes/Exercise     Assuming Full   Number of Shares
-------------------                    of Warrants (1)    Conversion(2)   Included Herein(3)    Number       Percent
                                       ---------------    -------------   ------------------    ------       -------
AJW Partners, LLC (4)                      22,573,375         45.8%(5)        22,573,375           -0-            --
AJW Offshore, Ltd. (4)                    125,179,625         82.1           125,179,625           -0-            --
AJW Qualified Partners, LLC (4)            55,407,375         67.1            55,407,375           -0-            --
New Millenium Capital Partners II, LLC (4)  2,052,125          7.0             2,052,125           -0-            --

* less than 1%.

(1) Number of shares includes (i) shares issuable upon conversion of the convertible debentures for each selling stockholder, assuming a conversion price of $0.02, which represents 50% of the closing price of $0.04 on the date we executed the final documents for the issuance of the convertible debentures, and
(ii) shares issuable upon exercise of the warrants issued to each selling stockholder.

(2) Does not give effect to the 4.99% limitation on the number of shares that may be held by each shareholder under the transaction documents.

(3) Number of shares includes shares issuable as interest payments due under the convertible notes assuming that the convertible notes are not converted and remain outstanding for the entire three-year term. In addition, it includes additional shares to be issued based on a good faith estimate of the number of shares issuable upon conversion of the secured convertible notes and exercise of warrants. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to each conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, for purposes of determining the total number of shares to be included in this registration statement, we are required to multiply by 2.25 the number of shares issuable upon conversion of the convertible notes.

(4) These selling stockholders are affiliates of each other by reason of common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control, through Messrs. Ribotsky and Groveman, over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by New Millennium Capital Partners II, LLC. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(5) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The percentage of shares owned by each is based on a total outstanding number of 27,219,458 as of April 12, 2006.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

On March 23, 2006, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $1,350,000 in secured convertible notes (the "Notes") and seven-year warrants (the "Warrants") to purchase 26,000,000 shares of our common stock at $0.13 per share. We received the first installment of $500,000 and issued warrants to purchase an aggregate of 26,000,000 shares of our common stock on March 23, 2006. Additional funds in the amount of $400,000 will be advanced within five days of the registration statement of which this prospectus forms a part. The balance of $450,000 will be advanced upon effectiveness of the registration statement. The Notes bear interest at 6%, mature three years from the date of issuance, and are convertible into shares of our common stock at any time, at the investors' option, at 50% of the average of the three lowest intraday trading prices for the Common Stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. Conversions of the Notes are limited to the greater of (1) $60,000 per calendar month; or (2) the average daily dollar volume calculated during the ten (10) business days prior to a conversion, per conversion. We have the right to prepay the Notes under certain circumstances at a premium ranging from 20% to 40% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets.

We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the Notes and exercise of the Warrants. The number of shares included in the registration statement was based on a stock price of $0.02, representing 50% of the average of the three lowest intraday trading prices for the Common Stock during the 20 trading days ending the day before March 23, 2006. If, as a result of the declining price of our common stock, we will be required to register additional shares, we will do so in a separate registration statement.

The investors may exercise the Warrants on a cashless basis if the shares underlying the Warrants are not then registered. In the event of a cashless exercise, we will not receive any proceeds. The investors have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


The Company pays consulting fees to entities owned by Steve Bonenberger and Brent Fouch, our President and Chief Financial Officer, respectively. During the year ended December 31, 2005, we paid fees totaling approximately $234,000 to each of the entities owned by Messrs. Bonenberger and Fouch. During the year ended December 31, 2004, we paid fees totaling approximately $257,000 to each of the entities owned by Messrs. Bonenberger and Fouch.

On July 7, 2005, we entered into a joint venture agreement with Brent Fouch, our Chief Financial Officer, to invest in a residential parcel of real estate in Lake Havasu, Arizona, for the purpose of securing the required financing for the purchase price of $479,000, plus closing costs. In return for the officer of the company providing the personal credit and guarantee to secure the bank financing, the company has agreed to provide the 10% down payment plus closing costs. At the time of closing, Brent Fouch, our Chief Financial Officer, advanced the down payment of $43,615 on our behalf, all of which was repaid without interest. Upon sale of the property, we will receive a return of the full down payment we provided and the two entities will split the remainder of the sales proceeds on a 50/50 basis.

                            DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB for the fiscal year ended December 31, 2004. Our authorized capital stock consists of 25,000,000,000 shares of common stock, par value $0.0001 per share, and 90,000,000 shares of preferred stock $0.0001 par value per share. As of April 12, 2006, there were 27219,458 shares of common stock issued and outstanding and 60,000,000 shares of preferred stock issued and outstanding.

Common Stock

We are authorized to issue 25,000,000,000 shares of common stock of which as of April 12, 2006, 27,219,458 shares are issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

We are currently authorized to issue 100,000,000 shares of preferred stock. We have designated three series of preferred stock, Series, "A", "B" and "C". Series A preferred stock is comprised of 10,000,000 shares. Each share of the Series A preferred stock is convertible into 1,000 shares of our common stock.

On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, a holder of shares of the Series A Preferred Stock is entitled to the number of votes on such matters equal to the number of shares of the Series A Preferred Stock held by such holder multiplied by 1,000. On October 25, 2004, 9,000,000 shares of Series "A" preferred stock were issued to two officers of the Company. As a result of the granting of their voting preferred shares, the two officers effectively have approximately ninety nine percent voting control of the Company.

50,000,000 shares have been designates as the Series B Preferred Stock. Each share of the Series B preferred stock is convertible into 100 shares of our common stock. On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, a holder of shares of the Series B Preferred Stock is entitled to the number of votes on such matters equal to the number of shares of the Series B Preferred Stock held by such holder multiplied by 100.

30,000,000 shares have been designated as the Series C. Each share of our Series C Preferred Stock is convertible into 1,000 shares of our common stock. The shares of our Series C Preferred Stock do not have voting rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

o Privately negotiated transactions;

o In connection with short sales of company shares;

o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

o By pledge to secure debts of other obligations;

o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

o In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers are deemed to be underwriters under the Securities Act while affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

                                  LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

The Company's balance sheet as of December 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the year then ended included in this Prospectus have been audited by E. Randall Gruber C.P.A, PC, Certified Public Accountants, as set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The Company's balance sheet as of December 31, 2004, and the related statements of operations, stockholders' equity, and cash flows for the year then ended included in this Prospectus have been audited by Epstein, Weber & Conover, PLC, Certified Public Accountants, as set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors'
(i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            PALOMAR ENTERPRISES, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2005

                                 TABLE OF CONTENTS
                                                                        Page
   PART I -  FINANCIAL INFORMATION

             Item 1.   Consolidated Financial Statements                   3

                       Balance Sheet                                       4

                       Statements of Operations                            5

                       Statements of Cash Flows                            6

                       Notes to Consolidated Financial Statements          8

              E. Randall Gruber C.P.A, PC 400 Lake St. Louis Blvd.

                            Lake St. Louis, MO 63367

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Palomar Enterprises, Inc.:

We have audited the accompanying consolidated balance sheet of Palomar Enterprises, Inc. and subsidiaries as of December 31, 2005 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Standards Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Palomar Enterprises, Inc. and subsidiaries as of December 31, 2005, and the consolidated results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred material net losses for the year ended December 31, 2005. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in Note C. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                         /s/ E. Randall Gruber CPA, PC
                                             Lake St. Louis MS
                                             April 16,2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Stockholders and Board of Directors of Palomar Enterprises, Inc.:

We have audited the accompanying consolidated balance sheet of Palomar Enterprises, Inc. and subsidiaries as of December 31, 2004 and the related statements of operations, stockholders' deficit and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Standards Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Palomar Enterprises, Inc. and subsidiaries as of December 31, 2004, and the consolidated results of its operations and cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred material net losses for the year ended December 31, 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in Note C. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Epstein, Weber & Conover, PLC
    Scottsdale, Arizona
    May 6, 2005

                                      F-1A

                            PALOMAR ENTERPRISES, INC.
               CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2005

ASSETS
   Cash                                                                     $     44,361
   Prepaids and other current assets                                              80,067
                                                                            -------------
Total current assets                                                             124,428

Property, plant and equipment, net of accumulated depreciation              $  1,365,970

Goodwill                                                                         377,249
                                                                            -------------
TOTAL ASSETS                                                                $  1,867,646
                                                                            =============

LIABILITIES AND STOCKHOLDERS' EQUITY:

   Accounts Payable                                                         $      6,080
   Accrued Expenses                                                               36,449
    Accounts Payable-related party                                                82,106
   Current portion of notes payable                                              368,389
                                                                            -------------
Total current liabilities                                                        493,024

   Note payable, long term                                                       802,934
                                                                            -------------
TOTAL LIABILITIES                                                              1,295,958
                                                                            -------------
MINORITY INTEREST                                                                 29,369

STOCKHOLDERS' EQUITY:
   Series A preferred stock, $0.00001 par value, 10,000,000 shares
      authorized, 9,000,000 shares issued or outstanding                              90
   Series B preferred stock, $0.00001 par value, 50,000,000 shares
      authorized, 33,000,000 shares issued and outstanding                           330
   Series C preferred stock, $0.00001 par value, 30,000,000 shares
      authorized, no shares issued or outstanding                                      -
   Common stock, $0.00001 par value, 25,000,000,000 shares
      authorized, 27,218,758 shares issued;
      and outstanding                                                                273
   Additional paid-in capital                                                 14,027,387
   Shares not yet earned                                                         (13,125)
   Subscription Receivable                                                    (1,230,769)
   Accumulated deficit during development stage                               (5,474,047)
   Retained Deficit                                                           (6,767,820)
                                                                            -------------
      Total stockholders' equity                                                 542,319
                                                                            -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $  1,867,646
                                                                            =============

The accompanying notes are an integral part of these financial statements.

                             PALOMAR ENTERPRISES, INC.
                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                        December 31, 2005    December 31, 2004
                                       -------------------  -------------------
Revenues                                $          531,230   $          736,842
Cost of goods sold                                 399,199              649,021
                                       -------------------  -------------------
Gross profit                                       132,031               87,821

Operating expenses
   General and administrative                    1,063,825              336,043
   Facilities and rent                              61,273               64,135
   Consulting, legal and professional              569,771            3,828,979
   Payroll and related costs                       445,871              256,034
                                       -------------------  -------------------
Total operating expenses                         2,140,740            4,485,191
Loss from
Continuing operations
                                                (2,008,709)          (4,397,370)
Other income or(expense):
Interest expense                                  (111,143)             (58,395)
Minority interest in net loss                       17,806                    -
        Total other income or (expense)            (93,337)             (58,935)
                                       -------------------  --------------------
Loss from continuing operations         $                   $        (4,455,765)
Before discontinued operations                  (2,102,046)
                                       ===================   ===================
Discontinued operations:
Loss from operations of Prize Pizza                     -               (43,777)
Loss on disposal of Prize Pizza                         -              (166,223)
                                       -------------------  -------------------
Loss on discontinued operations        $                -   $          (210,000)
                                       -------------------  -------------------
Net loss                               $       (2,102,046)  $        (4,665,765)
                                       ===================  ===================
  Net loss per share of common stock
   outstanding before discontinued
   operations - basic and diluted      $            (0.78)  $             (4.71)
  Net loss per share of common stock
    outstanding from discontinued
   operations - basic and diluted      $                -   $             (0.22)
  Net loss per share of common stock
                                       -------------------  -------------------
   outstanding - basic and diluted     $            (0.78)  $             (4.93)
   shares of common stock outstanding          27,218,258               946,847
                                       ===================  ===================


The accompanying notes are an integral part of these financial statements.

                                   PALOMAR ENTERPRISES, INC
                        STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                            FOR THE YEAR ENDED DECEMBER 31, 2005


                          COMMON STOCK       PREFERRED STOCK     TREASURY STOCK
                     ---------------------  ------------------  ----------------     PAID-IN    ACCUMULATED
                       SHARES      AMOUNT    SHARES    AMOUNT   SHARES    AMOUNT     CAPITAL      DEFICIT        TOTAL
                     ---------   ---------  --------  --------  ------ ---------   ------------ ------------    ----------

                     ---------   ---------  --------  --------  ------ ---------   ------------ ------------    ----------
BALANCE
December 31, 2003        5,691   $     1           -  $     -        3 $ (27,418)  $  5,646,122 $ (5,474,047)   $  144,658
                    ----------   ---------  --------  --------  ------ ---------   ------------ ------------    ----------
Common stock
  issued for cash    5,644,873        56                                              2,516,878                  2,516,934

Common stock
  issued for
  services           5,010,063        50                                              1,415,592                  1,415,642

Common stock
  reacquired
  and cancelled           (254)       (1)                                              (127,485)                  (127,486)

Preferred stock
  issued to officers                       9,000,000       90                           899,910                    900,000

Common stock
  issued to officers       497         -                                                174,115                    174,115

Common stock
  issued in business
  acquisition              250         -                                                200,000                    200,000

Net loss for the year                                                                             (4,665,765)   (4,665,765)
                    ----------   ---------  --------  --------  ------ ---------   ------------ ------------    ----------
BALANCE
DECEMBER 31, 2004   10,661,120   $   107   9,000,000  $    90        3 $ (27,418)   $10,725,132 $(10,139,812)  $   558,099
                    ----------   ---------  --------  --------  ------ ---------   ------------ ------------    ----------
Traesury stock
reversed                                                            (3)   27,418                                    27,418

Series b
preferred           33,000,000       330                                                                               330

Subscription
receivable                                                                           (1,243,894)                (1,243,894)

Common stock
issued
for services        16,557,638       166                                              3,302,255                   3,302,421

Net loss
for the year                                                                                      (2,102,046)   (2,102,046)
                    ----------   ---------  --------  --------  ------ ---------   ------------ ------------    ----------
Balance
December 31, 2005   27,218,758   $   273   9,000,000  $    90        - $       - $   14,027,387 $(12,241,867)   $  542,319
                                          33,000,000  $   330        -         - $   (1,243,894)
                    ======================================================================================================

                            PALOMAR ENTERPRISES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       December 31,  December 31,
                                                                          2005            2004
                                                                       -----------    -----------
Cash flows from operating activities:
Net loss for the period                                                $(2,102,046)   $(4,665,765)
Minority Interest in Net Loss                                               (7,854)          --
Adjustments to reconcile net loss to net cash
   used by operating activities:
   Depreciation                                                             31,013         18,139
   Loss from discontinued operations                                          --          210,000
   Common stock issued for services                                        821,647      1,415,642
   Common stock issued to officers                                            --          174,115
   Preferred stock issued to officers                                         --          900,000
Changes in assets and liabilities:
   Other assets                                                            (53,616)       (28,064)
   Accounts payable and accrued liabilities                                 81,662         72,498
                                                                       -----------    -----------
Net cash used in continuing operations                                  (1,121,962)    (1,903,435)
Cash flows from discontinued operations                                       --           (7,498)
                                                                       -----------    -----------
Net cash used in operating activities                                   (1,121,962)    (1,910,933)
                                                                       -----------    -----------
Cash flows from investing activities:
   Purchase of property and equipment                                     (493,946)      (422,622)
   Repayments of notes receivable                                             --           78,935
   Investment in subsidiary                                                   --         (205,000)
   Purchase of notes receivable                                               --         (251,184)
   Minority Interest in joint Venture                                         --           19,403
                                                                       -----------    -----------
Net cash used in investing activities                                     (474,543)      (799,871)
                                                                       -----------    -----------
Cash flows from financing activities:                                      379,219
   Proceeds payments from notes payable                                    431,100        625,000
                                                                                         (430,683)
   Proceeds from sale of common stock                                      628,453      2,516,934
   Proceeds from sale of preferred stock                                   142,510           --
   Proceeds from options                                                   474,827       (127,484)
                                                                       -----------    -----------
Net cash provided by financing activities                                1,625,009      2,583,768
                                                                       -----------    -----------
Net (decrease)/increase in cash                                             28,504       (127,036)
Cash, beginning of period                                                   15,857        142,893
                                                                       -----------    -----------
Cash, end of period                                                    $    44,361    $    15,857
                                                                       ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
       Interest Paid                                                   $   111,143    $    41,850
                                                                       ===========    ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of interest in subsidiary in
exchange for notes receivable                                          $      --      $   172,248
                                                                       ===========    ===========
Property acquired under note payable                                   $      --      $   980,000
                                                                       ===========    ===========
Common stock issued to acquire sixty
percent interest in Prize Pizza                                        $      --      $   200,000
                                                                       ===========    ===========

The accompanying notes are an integral part of these financial statements.

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

Palomar Enterprises, Inc. (Company) was incorporated on March 10, 1999 in accordance with the laws of the State of Nevada. The Company was initially formed for the purpose of developing an aircraft service company for private aircraft owners that would offer on-site preventative maintenance and repair services. There were no material operating activities under this plan, and it was abandoned in 2001.

In October 2001, the Company launched a new debt acquisition business whereby it would acquire non-performing debt from financial institutions and use the services of various debtor location services to attempt collection of these purchased amounts. There have been no revenues recorded from this line of business, and it is no longer being pursued.

In February 2003, the Company entered the nutraceutical market. Total revenues to date recorded from this line of business is $180. However, management determined that this business line would be extremely difficult to implement and discontinued all efforts in this field. On July 11, 2003, the Company's management was changed and the Company's future emphasis will be to develop a business in the financial services sector.

On May 1, 2004 the Company entered into a joint venture agreement with Prize Pizza LLC (Prize). Under the terms of the agreement, the Company issued 25,000,000 shares of common stock in exchange for a sixty percent interest in Prize. The transaction was valued at $200,000, based on the stock's market value on the date of acquisition. Because the Company held a controlling interest in Prize, the financial statements presented as of June 30, 2004 were consolidated. Effective as of August 20, 2004, the Company abandoned all operations of Prize and has recorded all related activities as discontinued operations in the three months ended December 31, 2004.

Prior to January 1, 2004, the Company was in the development stage. Periods presented prior to that date represent the operations of the Company while it was in the development stage. Operations from January 1, 2004, represent that of the Company as no longer a development stage enterprise.

The Company is a full service real estate and home loan origination firm. The Company is licensed by the California Department of Real Estate. The Company currently has six independent agents that serve as agents.

NOTE B - PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

NOTE C - GOING CONCERN UNCERTAINTY

The Company has been unable to generate sufficient operating revenues and has incurred cumulative operating losses of 11,809,505.

The Company is a full service mortgage brokerage firm. The Company is licensed by the California Department of Real Estate. The Company currently has six independent agents that serve as agents.

There is no assurance that the Company will be able to obtain additional funding through the sales of additional securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company. It is the intent of management and controlling shareholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.

However, there is no legal obligation for either management and/or controlling shareholders to provide such additional funding.

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As mentioned above, the Company has not obtained the capital needed to achieve management's plans and support its operations, and there is no assurance that the Company will be able to raise such financing. These factors raise considerable doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Cash and cash equivalents The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2. Principles of consolidation The consolidated financial statements include the accounts of the Company and its ninety nine percent interest in the Blackhawk fund. All significant inter-company accounts and transactions have been eliminated.

3. Research and development expenses
Research and development expenses are charged to operations as incurred. There were no research and development costs incurred in the year ended December 31, 2005.

4. Advertising expenses Advertising and marketing expenses are charged to operations as incurred. Advertising expenses for the year ended December 31, 2005 were $45,567 and $23219 respectively.

5. Revenue recognition The Company generates revenue from the sale of real estate, brokerage commissions, and rental properties. Revenues from real estate sales and commissions are recognized on execution of the sales contract. Rental income is recognized in the period earned.

The Company records gross commissions on the sales of properties closed. The Company pays the broker of record five percent of all transactions and 100 percent of personal sales. This is in accordance with standard procedures. The Company compensates its independent agents on a sliding scale between 70 and 80 percent based on productivity.

6. Income Taxes The Company utilizes the asset and liability method of accounting for income taxes. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization.

As of December 31, 2005, the deferred tax asset is related solely to the Company's net operating loss carryforward and is fully reserved.

7. Earnings (loss) per share Basic earnings (loss) per share are computed by dividing the net income (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of December 31, 2005, the Company's outstanding warrants are considered anti-dilutive

In July, 2005, the Company declared a 1,000 to 1 reverse stock split of its common stock. All stock numbers presented in the financial statements have been retroactively restated to reflect this reverse split.

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

In May and June 2002, in connection with the sale of Units pursuant to a Private Placement Memorandum, dated May 15, 2002, the Company issued stock warrants (5/15/02 Warrants) to the purchasers of 6 shares of common stock to purchase up to an additional 6 shares of restricted, unregistered common stock at a price of $100,000.00 per share.

In August and September 2002, in connection with the sale of Units pursuant to a Private Placement Memorandum, dated August 1, 2002, the Company issued stock warrants (8/1/02 Warrants) to the purchasers of 5 shares of common stock to purchase up to an additional 5 shares of restricted, unregistered common stock at a price of $100,000.00 per share.

                                  Warrants
                               outstanding at
                              December 31, 2005       Exercise price
                              -----------------  -------------------------
 5/15/02 Warrants                             6       $1.00 per share
 8/1/02 Warrants                              6       $1.00 per share
                              -----------------  -------------------------

 Totals at December 31, 2005                 12
                              =================  =========================


The warrants have no stated expiration date.

8. Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the accounting period. Actual results could differ from those estimates.

During the year ended December 31, 2003, the Company issued stock options from time-to-time to executives, key employees and members of the Board of Directors. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and continues to account for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". All stock options granted in the years ended December 31, 2003 have exercise prices at 85% of the market price of the Company's common stock at the dates of the grants. Accordingly, no compensation cost has been recognized for the stock options granted to employees. Had compensation cost for the Company's stock options been determined based on the fair value at the grant date for awards in 2003 consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                2003
                                                ----
              Net Loss - as reported        $(5,326,931)
              Net Loss - pro forma          $(6,092,831)
              Loss per share - as reported  $     (0.04)
              Loss per share - pro forma    $     (0.04)

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

All options granted in the year ended December 31, 2003 vested immediately. The options expire ten years from date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for years ended December 31:

                                             2003
                                             ----
                 Dividend yield              None
                 Volatility                  1.48
                 Risk free interest rate     3.96%
                 Expected asset life      5 years


The summary of activity for the Company's stock options is presented below:

                                                                Weighted
                                                                 Average
                                                                Exercise
                                                      2003        Price
                                                  ------------  ---------

  Options outstanding at beginning of year                   0        n/a
  Granted                                           83,250,000  $   0.009
  Exercised                                         83,250,000  $   0.009
  Terminated/Expired                                         0        n/a
  Options outstanding at end of year                         0        n/a
  Options exercisable at end of year                         0        n/a
  Options available for grant at end of year       203,750,000

  Price per share of options outstanding                              n/a

  Weighted average remaining contractual lives                        n/a

  Weighted Average fair value of options granted
  during the year                                               $   0.0092


RECENT ACCOUNTING PRONOUNCEMENTS

The Company adopted SFAS No. 142. Under the new rules, the Company will no longer amortize goodwill and other intangible assets with indefinite lives, but such assets will be subject to periodic testing for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs to be included in results from operations may be necessary. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption.

Any goodwill impairment loss recognized as a result of the transitional goodwill impairment test will be recorded as a cumulative effect of a change in accounting principle no later than the end of fiscal year 2002. The adoption of SFAS No. 142 had no material impact on the Company's consolidated financial statements SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is effective in fiscal years beginning after June 15, 2002, with early adoption permitted. The Company expects that the provisions of SFAS No. 143 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company plans to adopt SFAS No. 143 effective January 1, 2003.

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 superseded Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 had no material impact on Company's consolidated financial statements.

In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale- leaseback transactions. We do not expect the adoption to have a material impact to our financial position or results of operations.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. We do not expect the adoption to have a material impact to our financial position or results of operations.

In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. The adoption of this statement did not have a material impact to our financial position or results of operations as we have not engaged in either of these activities.

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on our financial position or results of operations as we have not elected to change to the fair value based method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. We do not expect the adoption to have a material impact to our financial position or results of operations.

In April 2003, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The provisions of SFAS 149 are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on our results of operations or financial position.

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on our results of operations or financial position.

NOTE E - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash, notes receivable, accounts payable, accrued liabilities and notes payable, as applicable, approximates fair value due to the short-term nature of these items. The fair value of the related party notes payable cannot be determined because of the Company's affiliation with the parties with whom the agreements exist. The use of different assumptions or methodologies may have a material effect on the estimates of fair values.

NOTE F - RELATED PARTY TRANSACTIONS

The Company pays consulting fees to entities owned by two controlling shareholders. These two controlling shareholders are also the two senior officers and directors of the Company. During the year ended December 31, 2005 and 2004, the Company paid fees totaling $467,000 and $513,000 to these two entities.

As of December 31, 2005, the Company had a net operating loss carryforward of approximately $9,448,000 to offset future taxable income. These carryforwards expire in 2021 to 2025.

NOTE G - STOCK WARRANTS

In May and June 2002, in connection with the sale of Units pursuant to a Private Placement Memorandum, dated May 15, 2002, the Company issued stock warrants (5/15/02 Warrants) to the purchasers of 6 shares of common stock to purchase up to an additional 6 shares of restricted, unregistered common stock at a price of $100,000.00 per share.

In August and September 2002, in connection with the sale of Units pursuant to a Private Placement Memorandum, dated August 1, 2002, the Company issued stock warrants (8/1/02 Warrants) to the purchasers of 5 shares of common stock to purchase up to an additional 5 shares of restricted, unregistered common stock at a price of $100,000.00 per share.

                                    Warrants
                                 outstanding at
                                December 31, 2005       Exercise price
                                -----------------  -------------------------
   5/15/02 Warrants                             6       $1.00 per share
   8/1/02 Warrants                              6       $1.00 per share
                                -----------------  -------------------------

   Totals at December 31, 2005                 12
                                =================  =========================


The warrants have no stated expiration date.

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

NOTE H - CAPITAL STOCK TRANSACTIONS

The Company receives proceeds through the issuance and exercise of options under the Company's ESIP. During the three months ended December 31, 2004, the Company received $375,990 and $2,260,990, respectively, through its ESIP. During the year ended December 31, 2004 the Company issued 530,900 and 534,520 shares, respectively, at an average price of $0.0007 net of the 15% discount offered to employees under the ESIP program.

The Company conducted a private placement of its common shares during the year ended December 31, 2004. The Company issued 353 shares of its common stock and received cash proceeds of $158,600 under this private placement during the year ended December 31, 2004. In the three months ended December 31, 2004, the Company rescinded 254 shares issued in this offering at a cost of $127,484. The rescinded shares were returned and cancelled.

The Company issues shares of its common stock from time to time as consideration for services rendered by consultants. During the year ended December 31, 2004 the Company issued 223,850 and 225,065 shares of common stock as consideration for services. The shares were expensed at their trading value of approximately $0.008.

The Company also issued 497 shares to two of its officers as consideration for services during the year ended December 31, 2004. The shares were expensed at their trading value of approximately $0.0035.

The Company also declared a reverse stock split of 100 shares to one On June 20, 2004. Effective as of November 5, 2004, the Company declared another reverse stock split of 1,000 shares to one, and has reduced its par value from $0.001 per share to $0.0001 per share. All stock numbers presented in the financial statements have been retroactively restated to reflect both reverse splits and the change in par value.

NOTE I - PROPERTY

Property and equipment consisted of the following at December 31, 2005:

              Building                         $ 1,395,612
              Office equipment                      19,510
                                               -----------
                                               $ 1,415,122

              Less Accumulated Depreciation        (49,152)
                                               -----------
                                               $ 1,365,970


Assets are being depreciated from five to forty years using the straight line method.

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005


NOTE J - NOTES PAYABLE AND BANK LINE OF CREDIT

Notes payable and bank line of credit at December 31, 2005 are comprised of the following:

         Note payable to lending institution,
         original balance of $980,000, interest
         at 7.5% per annum.  Requires monthly
         principal and interest payments of
         6,852 through 2034. Collateralized by building.       $  828,474

         Convertible debentures payable to investor group,
         original balance of 325,000, interest at 8% per
         annum, interest payable quarterly.  Principal
         and accrued interest are convertible at any time
         at the rate of 80% of the average three lowest
         closing bid prices of the twenty trading days
         immediately preceding the conversion, limited
         to a maximum of 4.99% of the total outstanding
         common stock on the date conversion. The Company
         is in default on this agreement.                         325,000
                                                              -----------
                    Total                                       1,153,474
                                                              -----------
                   Less current portion                           350,540
                                                              -----------
                   Total long-term portion                     $  802,934
                                                              ===========


Future maturities of principal at December 31,2005 are as follows:

                     2005                      $   334,147
                     2006                            9,858
                     2007                           10,623
                     2008                           10,848
                     2009                           11,448
                     Thereafter                    426,010
                                              ------------
                           Total               $   802,934
                                               ===========

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

NOTE K - DISCONTINUED OPERATIONS

As stated in Note A to the financial statements, the Company abandoned its pizza restaurant operations during the year ended December 31, 2004. The total loss incurred from these operations was $43,777 on revenues of $17,656 and the total loss from disposal of the business was $166,223 during the year ended December 31, 2004.

NOTE L - STOCK ISSUANCES

The Company authorized 100,000,000 shares of preferred stock. The preferred stock authorized is comprised of three series, "A", "B" and "C". Series A preferred stock has 10,000,000 shares available and are convertible to shares of common stock at a ratio of 1,000 to one. These shares have voting rights attached. On October 25, 2004, 9,000,000 shares of Series "A" preferred stock were issued to two officers of the Company. As a result of the granting of their voting preferred shares, the two officers effectively have approximately ninety nine percent voting control of the Company. Series "B" preferred stock has 50,000,000 shares available and are convertible to shares of common stock at a ratio of 100 to one. On August 29, 2004, 45,000,000 of these shares were subscribed by an outside entity. On August 25, 2004, the transaction and the shares were cancelled. Series "C" preferred stock has 30,000,000 shares available and are convertible to shares of common stock at a ratio of 1,000 to one. The remaining 10,000,000 authorized preferred shares are undesignated.

NOTE M - REAL ESTATE PURCHASE AND SALE

During the year ended December 31, 2004, the Company acquired and sold residential real estate in southern California. The Company acquired a single family home property for approximately $378,000 and sold the same for approximately $407,000, net of transaction costs. Those amounts are included in cost of sales and revenue respectively for the year ended December 31, 2004, and included in operating cash flows in the statement of cash flows. The Company intends to acquire and sell real estate as part of its ongoing operations.

NOTE N ACQUISITION OF SUBSIDIARY

On November 29, 2004, we acquired series A, series B and series C preferred stock of Zanwell, Inc., a Nevada corporation ("Zanwell"). Pursuant to that certain Capital Stock Purchase Agreement dated November 29, 2004 between Robert
C. Simpson, Ph. D., as the stockholder of Zanwell, and Palomar Enterprises, a copy of which is attached as an exhibit to this Current Report, on November 29, 2004, we acquired from Dr. Simpson 19,000,000 shares of Zanwell's series A preferred stock which constitute 95 percent of Zanwell's issued and outstanding shares of the series A preferred stock, 10,000,000 shares of Zannwell's series B preferred stock, which constitute 100 percent of Zanwell's issued and outstanding shares of the series B preferred stock, and 10,000,000 shares of Zanwell's series C preferred stock, which constitute 100 percent of Zanwell's issued and outstanding shares of the series C preferred stock. Each share of the series A preferred stock is convertible into 10 shares of Zanwell's common stock. The shares of the series A preferred stock do not have voting rights. Each share of the Series B preferred Stock is convertible into 200 shares of Zanwell's common stock. On all matters submitted to a vote of the holders of the common stock, a holder of the Series B preferred Stock is entitled to one vote per share of the Series B preferred stock held by such holder. The series C preferred stock is nonconvertible. Each share of the series C preferred stock entitles the holder to 100 votes of our common stock on all matters brought before Zanwell's stockholders. Therefore, the voting power of all of the shares of preferred stock of Zanwell sold pursuant to the Capital Stock Purchase Agreement is equal to the vote of 1,010,000,000 shares of the Zanwell common stock, which number exceeds the 167,750,000 issued and outstanding shares of Zanwell's common stock. All of the preferred shares of Zanwell acquired by us carried a legend restricting the transfer thereof under the Securities Act of 1933, as amended. The total consideration paid by us in connection with the Capital Stock Purchase Agreement was $380,000. We used our working capital as consideration for the preferred shares purchased by it pursuant to the Capital Stock Purchase Agreement. As a result of the capital stock purchase transaction, Zan well, Inc. became a wholly-owned subsidiary of Palomar Enterprises, Inc. The purchase price for Zanwell, Inc.'s preferred shares was determined as a result of comparison of values of companies similar to Zanwell, Inc.

PALOMAR ENTERPRISES, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31, 2005

Zanwell, Inc., had no operations at the time, no assets and no indebtedness. The company was a fully reporting and trading OTC BB company and was current on all of its filings. The market value of such companies is somewhere between $ 250,000.00 and can range to $ 500,000.00. The purchase price for Zanwell, Inc.'s preferred shares was determined as a result of comparison of values of companies similar to Zanwell, Inc.

Our lease at 120 Birmingham Dr. # 110-G Cardiff, CA. 92007 costs $ 950.00 per month. We are also a party to a lease agreement with Ikon Financial Services. We lease a copier from Ikon Financial Services for a price of $ 445.00 per month.

We are currently authorized to issue 100,000,000 shares of preferred stock. We have designated three series of preferred stock, Series, "A", "B" and "C". Series A preferred stock is comprised of 10,000,000 shares. Each share of the Series A preferred stock is convertible into 1,000 shares of our common stock.

On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, a holder of shares of the Series A Preferred Stock is entitled to the number of votes on such matters equal to the number of shares of the Series A Preferred Stock held by such holder multiplied by 1,000. On October 25, 2004, 9,000,000 shares of Series "A" preferred stock were issued to two officers of the Company. As a result of the granting of their voting preferred shares, the two officers effectively have approximately ninety nine percent voting control of the Company.

50,000,000 shares have been designates as the Series B Preferred Stock. Each share of the Series B preferred stock is convertible into 100 shares of our common stock. On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, a holder of shares of the Series B Preferred Stock is entitled to the number of votes on such matters equal to the number of shares of the Series B Preferred Stock held by such holder multiplied by 100.

30,000,000 shares have been designated as the Series C. Each share of our Series C Preferred Stock is convertible into 1,000 shares of our common stock. The shares of our Series C Preferred Stock do not have voting rights.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by the Palomar Enterprises, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee                     $ 1,100
Accounting Fees and Expenses                                            $15,000*
Legal Fees and Expenses                                                 $50,000*
                                                                        -------
Total                                                                   $66,100
                                                                        =======
         *Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On May 16, 2003, we issued 12,000,000 shares of common stock to Steven Bonenberger and Brent Fouch, executive officers of the Company, for services rendered that were valued at $120,000 pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Act") provided by Section 4(2) of the Act.

On September 13, 2003, we issued 4,000,000 shares of preferred stock to Steven Bonenberger and Brent Fouch, executive officers of the Company, for services rendered that were valued at $4,000 pursuant to an exemption from registration under Section 4(2) of the Act.

On September 17, 2003, we issued 5,400,000 shares of common stock to a consultant for services rendered that were valued at $54,000 pursuant to an exemption from registration under Section 4(2) of the Act.

On December 1, 2003, we issued 25,000,000 shares of common stock in connection with the Prize Pizza LLC joint venture. The shares were valued at $200,000 and were issued pursuant to an exemption from registration under Section 4(2) of the Act.

On February 6, 2004, we issued 2,000,000 shares of common stock to a consultant for services rendered that were valued at $20,000 pursuant to an exemption from registration under Section 4(2) of the Act.

On February 19, 2004, we issued 4,800,000 shares of common stock to two consultants for services rendered valued at $19,800 pursuant to an exemption from registration under Section 4(2) of the Act.

On March 15, 2004, we issued 18,725,000 shares of common stock to private investors for total proceeds of $73,100 pursuant to an exemption from registration under Section 4(2) of the Act.

On April 1, 2004, we issued 5,000,000 shares of common stock to private investors for total proceeds of $20,000 pursuant to an exemption from registration under Section 4(2) of the Act.

On April 21, 2004, we issued 7,125,000 shares of common stock to private investors for total proceeds of $28,500 pursuant to an exemption from registration under Section 4(2) of the Act.

On May 27, 2004, we issued 49,747,143 shares of common stock to Steven Bonenberger and Brent Fouch, executive officers of the Company, for services rendered that were valued at $174,115 pursuant to an exemption from registration under Section 4(2) of the Act.

On October 25, 2004, we issued 9,000,000 shares of preferred stock to Steven Bonenberger and Brent Fouch, executive officers of the Company, for services rendered that were valued at $9,000 pursuant to an exemption from registration under Section 4(2) of the Act.

On December 14, 2004, we issued 150,000 shares of common stock to a consultant for services rendered that were valued at $9,000 pursuant to an exemption from registration under Regulation S promulgated under the Act.

On March 28, 2005, we issued 10,000,000 shares of common stock to a private investor for total proceeds of $35,500 pursuant to an exemption from registration under Regulation S promulgated under the Act.

On May 17, 2005, we issued 11,000,000 shares of common stock to a private investor for total proceeds of $55,500 pursuant to an exemption from registration under Regulation S promulgated under the Act.

On June 15, 2005, we issued 10,000,000 shares of common stock to a private investor for total proceeds of $50,000 pursuant to an exemption from registration under Regulation S promulgated under the Act.

On July 11, 2005, we issued 4,000,000 shares of common stock to a private investor for total proceeds of $20,500 pursuant to an exemption from registration under Regulation S promulgated under the Act.

On July 12, 2005, we issued 4,200,000 shares of common stock to a private investor for total proceeds of $21,000 pursuant to an exemption from registration under Regulation S promulgated under the Act.

On July 14, 2005, we issued 4,500,000 shares of common stock to a private investor for total proceeds of $22,500 pursuant to an exemption from registration under Regulation S promulgated under the Act.

On July 20, 2005, we issued 4,000,000 shares of common stock to a private investor for total proceeds of $20,000 pursuant to an exemption from registration under Regulation S promulgated under the Act.

On July 28, 2005, we issued 290,000 shares of common stock to a consultant for services rendered that were valued at $15,950 pursuant to an exemption from registration under Section 4(2) of the Act.

From August 2005 until October we issued an aggregate of 50,000,000 shares of preferred stock and 24,000,000 shares of common stock to a private investor for total proceeds of $1,480,000 pursuant to an exemption from registration under Regulation S promulgated under the Act.

On September 23, 2005, we issued 500,000 shares of common stock to a consultant for services rendered that were valued at $55,000 pursuant to an exemption from registration under Section 4(2) of the Act.

On November 11, 2005, we issued an aggregate of 650,000 shares of common stock to two consultants for services rendered that were valued at $71,500 pursuant to an exemption from registration under Section 4(2) of the Act.

On December 12, 2005, we issued 80,000 shares of common stock to a consultant for services rendered that were valued at $4,800 pursuant to an exemption from registration under Section 4(2) of the Act.

On December 14, 2005, we issued 80,000 shares of common stock to a consultant for services rendered that were valued at $4,800 pursuant to an exemption from registration under Section 4(2) of the Act.

On February 14, 2006, we issued 100,000 shares of common stock to a consultant for services rendered that were valued at $8,000 pursuant to an exemption from registration under Section 4(2) of the Act.

ITEM 27. EXHIBITS

Exhibit Description

3.1     Certificate of Incorporation (1)
3.3     Bylaws (1)
4.4     Form of Callable Secured Convertible Note (2)
4.5     Form of Stock Purchase Warrant (2)
5.1     Opinion of Sichenzia Ross Friedman Ference LLP*
10.1    Employee Stock Incentive Plan For The Year 2004 (3)
10.2 Non-Employee Directors And Consultants Retainer Stock Plan For The Year 2004 (3)
10.3    Employee Stock Incentive Plan For The Year 2004 No. 2 (4)
10.4 Non-Employee Directors And Consultants Retainer Stock Plan for the Year 2004 No. 2 (4)
10.5    Employee Stock Incentive Plan For The Year 2004 No. 3 (5)
10.6 Non-Employee Directors And Consultants Retainer Stock Plan For The Year 2004 No. 3 (5)
10.7    Employee Stock Incentive Plan For The Year 2004 No. 4 (6)
10.8 Non-Employee Directors And Consultants Retainer Stock Plan For The Year 2004 No. 4 (6)
10.9 Securities Purchase Agreement, dated March 23, 2006, by and among Palomar, AJW Offshore, Ltd., AJW Qualified Partners, LLC,
        AJW Partners, LLC and New Millennium Capital Partners II, LLC. (2)
10.10 Registration Rights Agreement, dated March 23, 2006, by and among Palomar, AJW Offshore, Ltd., AJW Qualified Partners, LLC,
        AJW Partners, LLC and New Millennium Capital Partners II, LLC. (2)
10.11   Security Agreement, dated as of March 23, 2006, by and among
        Palomar, AJW Offshore, Ltd., AJW Qualified Partners, LLC,
        AJW Partners, LLC and New Millennium Capital Partners II, LLC. (2)
10.12   Intellectual Property Security Agreement, dated March 23, 2006, by and among Palomar, AJW Offshore, Ltd., AJW Qualified
        Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (2)
23.1    Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit
        5.1) *
23.2    Consent of E. Randall Gruber C.P.A, PC *
23.3    Consent of Epstein, Weber & Conover, PLC*
-------------
(1)     Incorporated by reference to Registration Statement on Form SB-2 filed February 5, 2001
(2)     Incorporated by reference to Current Report on Form 8-K filed
        March 29, 2006
(3)     Incorporated by reference to Registration Statement on Form S-8 filed February 12, 2004
(4)     Incorporated by reference to Registration Statement on Form S-8 filed May 28 2004
(5)     Incorporated by reference to Registration Statement on Form S-8 filed September 14, 2004
(6)     Incorporated by reference to Registration Statement on Form S-8 filed October 18, 2004
* Filed herewith


ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carson City, Nevada on this May 5, 2006.


                        PALOMAR ENTERPRISES, INC.



                        By:  /s/ Steve Bonenberger
                             -----------------------
                             Steve Bonenberger


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Bonenberger his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature               Title                                                Date
/s/ Brent Fouch         Director and chief financial officer              May 5, 2006
                        (Principal Financial and Accounting Officer)

/s/ Steve Bonenberger   President, Chief Executive Officer and Director   May 5, 2006
                        (Principal Executive Officer)